Exhibit 10.116

Fully Executed

AMENDMENT NO. 1

The HMO IPA/Medical Group Shared Savings Provider Agreement between California Physicians’ Service dba Blue Shield of California (“BSC-HMO”), and PROFESSIONAL CARE IPA MEDICAL GROUP (“Medical Group’), with an effective date of January 1, 2003 is further amended effective January 1, 2003 as follows:

Section 2. 1 Capitated Professional Services is amended in full to read as follows:

Group shall provide or arrange for the provision of all Medically Necessary Capitated Professional Services to Members and shall be fully financially responsible for same as outlined in Exhibit B. Such services shall be provided through Group Providers who have been credentialed as required by this Agreement and as more fully described in the Provider Manual. Without limiting the foregoing, Group shall: (i) be financially responsible for Emergency and Urgent Care Services provided by healthcare providers in addition to Group Providers, as set forth in Exhibit B., (ii) refer Members, at Group’s cost and when Group Providers are not available to provide Medically Necessary Capitated Services, to non-Group Providers; (iii) provide all preventive health services to which a Member is entitled under his/her Benefit Plan; and, (iv) make available to Members those health education programs routinely provided by Group and Group Providers at no charge to their patients.

Section 2.3 (d) Availability is amended in full to read as follows:

Group shall ensure that at any given time, the practices of an adequate number of its PCPs are open to Members to meet all access standards required by Blue Shield, and its regulatory agencies. Each PCP, whether or not his/her practice is closed to new patients, shall accept each Member (and such Member’s immediate family members) who is or had been a patient of PCP at anytime during the two (2) years immediately prior to such Member selecting physician as his/her PCP.  Without limiting the foregoing, Group shall ensure that at anytime that a PCP is accepting new patients of other health care service plans, such PCP accepts Members hereunder. In the event a PCP, during the term of this Agreement, elects to close his/her practice to new Members, Group shall give Blue Shield sixty (60) days prior written notice of such closure or notice as soon as Group becomes aware of the closure. In the event a PCP, during the term of this Agreement, ceases to be a Group Provider, Group shall give Blue Shield sixty (60) days prior written notice of such closure.

Section 2.10 (c) Reciprocity. Affiliates is amended in full to read as follows:

In the event that Group or a Group Provider provides services to an individual who is not a member of Blue Shield, but who is entitled to coverage for or payment of the services so provided by virtue of enrollment in a health plan of an Affiliate of Blue Shield, then Group and Group Providers agree to render services and to accept payment of the Blue Shield Allowable Rates (Exhibit E.) from the Affiliate as full and complete payment for such services less any copayment, coinsurance or deductible owed by the individual under the Affiliate health plan. Group agrees to look solely to the Affiliate and not to Blue Shield for payment for such services. In the event Group is unable to collect reimbursement from Affiliate, Group may contact Blue Shield to provide reasonable assistance in obtaining reimbursement. For purposes of this Paragraph, “Affiliate” means an organization that is: (i) wholly owned by Blue Shield, or, (ii) under common ownership or control with Blue Shield (a sister corporation), or, (iii) a joint venturer with Blue Shield in an enterprise under which the Affiliate is obligated to provide coverage for/pay for the services in question.

Section 2.13 (b) Disclosures is amended in full to read as follows:

Annually, within sixty (60) days following the end of Group’s fiscal year or thirty days following such information being available to Group, Group shall provide to Blue Shield a copy of its most recent annual income statement, balance sheet, and statement of cash flow, which shall be prepared in accordance with generally accepted accounting principles and shall be certified by Group’s chief executive officer or chief financial officer. Group shall provide a copy of any audited financial statements it may have to Blue Shield. A narrative or work sheet describing the calculation of Group’s IBNR shall accompany the submitted financial statements. The information set forth in this paragraph shall also be provided by Group to Blue Shield in the event there is an actual change in ownership of Group. Group shall also, upon request,

*** Confidential Information omitted and filed separately with the Securities and Exchange Commission.

provide Blue Shield with copies of quarterly financial statements, which shall include a balance sheet, statement of income and statement of cash flow prepared in accordance with generally accepted accounting principles

Section 3.2 Failure to Make Payment is amended in full to read as follows:

(a)                                  In the event that Group occasionally fails to pay a Group Provider or other healthcare provider for Capitated Professional Services within the time frames set forth in this Agreement, and Blue Shield reasonably determines that such amount is due and payable by Group, Blue Shield may, after best efforts to notify the Group and provide the Group the opportunity to pay, pay the amount due, and deduct and offset such payment from any amount then or thereafter payable by Blue Shield to Group

(b)                                 In the event of Group’s continued or repeated failure to compensate Group Providers or other healthcare providers within the time limits required by this Agreement as set forth in Section 13.4, Blue Shield may elect to pay claims on behalf of Group and offset the amount of such payments, along with a monthly administrative fee *** of monthly Capitation) from any amounts then or thereafter owed by Blue Shield to Group, including capitation. Prior to any such action, Blue Shield shall have provided Group with written notice of the repeated failures and an opportunity to cure the noncompliance.

(c)                                  Group acknowledges that any such direct payments to Group Providers by Blue Shield constitute partial mitigation of damages incurred by Blue Shield for Group’s failure to perform its obligations under this Agreement

Section 4.3 (d) Termination of Delegation is added to read as follows:

In the event Blue Shield terminates the delegation granted to the Group for all claims payment and invokes the All Claims Payment withhold stated in Exhibit F, Group shall have the option to terminate the contract with ninety (90) calendar days written notice of termination. The termination shall become effective the first day of the month following the expiration of the notice period.

Section 5.4 Administrative Services is amended in full to read as follows:

Blue Shield shall perform those services incident to the administration of a health care service plan including, but not limited to, the processing of enrollment applications, assignment of Members to PCPs, and the administration of claims for Covered Services which are not Capitated Professional Services.

Section 7.1 (b) Capitation Payments. Medicare Primary is amended in full to read as follows:

For those Members for whom Medicare is primary, Group or Group Providers shall bill Medicare as the primary payor for Medicare covered benefits. For such Members, Blue Shield shall pay a reduced Capitation as set forth in Exhibit C., and in accordance with timeframes outlined in Section 7.1 (a), and Group shall be financially responsible for all Capitated Professional Services (including those which are not Medicare benefits) which are Covered Services for said Members. In addition, neither Group nor Group Providers may charge or collect from such Members the Member’s Medicare coinsurance and deductible. The Medicare Primary Member, however, shall be responsible for his/her applicable Copayment set forth in the applicable Health Services Contract and Evidence of Coverage.

Section 9.1 Medical Records is amended in full to read as follows:

Group and Group Providers shall maintain the usual and customary records for Members in the same manner as for other patients of Group and Group Providers. Group will require that all Group Physicians establish and maintain in an accurate and timely manner for each Member who has obtained care from such physician a medical record which is organized in a manner which contains such demographic and clinical information as is necessary, in the opinion of the Blue Shield medical director and the Group medical director, to provide documentation as to the medical problems and medical services provided to the Member. Such record shall include a historical record of diagnostic and therapeutic services recommended or provided by, or under the direction of, the provider. Such records shall be in such a form as to allow trained health professionals, other than the provider, to readily determine the nature and extent of the Member’s medical problem and the services provided and permit peer review of the care provided. Such records shall, on request, and within reasonable time requirements, be made available without charge to Blue Shield and its designated agents. However, if the request is for a large number of member records, twenty-five (25) records or more.  Blue Shield shall reimburse Group for such expense at ten cents ($.10) per page. Without limiting the foregoing, Group shall, without charge, transmit Member’s medical records information to a Member’s other providers, to Government Officials, and to Blue Shield for purposes of utilization management, quality improvement and other Blue Shield administrative purposes. Upon termination of this Agreement, or the reassignment or transfer of Members, one copy of such records shall be provided without charge to the Member’s new medical group upon request. However, if the request is for a large number of member records, twenty-five (25) records or more, Blue Shield shall reimburse Group for such expense at ten cents ($.10) per page

Section 12.1 Term is amended in full to read as follows:

When executed by both parties, this Agreement shall become effective as of the Effective Date, and shall continue in effect for one year (1) year thereafter, unless earlier terminated as set forth below. Unless either party notifies the other party at least one hundred fifty (150) days prior to the expiration of said initial one (1) year term, this Agreement shall, following expiration of the initial term, continue in effect for additional one (1) year terms until terminated as set forth below.

Section 12.2 Termination Without Cause is amended in full to read as follows:

Either party may terminate this Agreement at anytime without cause by giving to the other party at least one hundred fifty (150) calendar days written notice of termination. The termination shall become effective the first day of the month following the expiration of the notice period.

Section 12.3 (a) Termination for Cause is amended in full to read as follows:

By Group if: (i) Blue Shield fails to pay Group the Capitation due to Group hereunder within twenty (20) days of such payment’s due date; or, (ii) revocation of Blue Shield’s license necessary for the performance of this Agreement; or, (iii) Blue Shield breaches any material term, covenant, or condition of this Agreement; or, (iv) Blue Shield files for bankruptcy or if Blue Shield at any time fails to comply with the tangible net equity requirements set forth in the Knox-Keen Act and Regulations.

Section 12.6 (b) Effect of Termination is amended in full to read as follows:

Group shall, at Blue Shield’s option, continue rendering Capitated Professional Services after the termination of this Agreement to Members assigned to Group at the Blue Shield Allowable Rates (Exhibit E) in effect immediately prior to the date of termination, for the duration of the contracts in effect with Blue Shield through which Members are enrolled with Blue Shield, not to exceed ninety (90) days, or until such time as Blue Shield has arranged for an alternative source of services for each such Member from other contracting providers, not to exceed ninety (90) days.

Section 12.6 (d) Effect of Termination is amended in full to read as follows:

The following paragraphs of this Agreement shall survive the termination of this Agreement, whether such termination is the result of rescission or otherwise: Paragraphs 2.9(b), 3.1, 8.3, 8.4, 8.6, 8.7, 8.8, 10.1, 11.1, 11.2, 14.9, and 14.10.

Section 14.2 Amendments is amended in full to read as follows:

Except as provided in this Paragraph 14.2 and in Paragraphs 1.5 and 5.2, this Agreement may be amended only by mutual, written consent of Blue Shield and Group’s duly authorized representatives. Notwithstanding the foregoing, or if Blue Shield’s legal counsel determines in good faith that this Agreement must be modified to be in compliance with applicable federal or state law or to meet the requirements of accreditation organizations which accredit Blue Shield and its providers, Blue Shield may amend this Agreement by delivering to Group (the “Notice Date”) a copy of the modifications (the “Legally-Required Modifications”) along with the reasons therefore, and such modification(s) shall be deemed accepted by Group and an amendment to this Agreement if Group does not, within forty-five (45) days following said Receipt Date, deliver to Blue Shield its written objection of such Legally-Required Modification(s). In the event that Group timely objects to such Legally-Required Amendment, such amendment shall nevertheless become effective as of the date set forth in said amendment, and Group, in the event Group and Blue Shield cannot resolve Group’s objection, may terminate this Agreement on ninety (90) days prior written notice to Blue Shield.

Section 14.7 Assignment, Subcontracting and Addition of PCPs is amended in full to read as follows:

(a)           Neither Blue Shield nor Group shall assign, transfer, or subcontract its rights, duties, or obligations under this Agreement without the prior written consent of the other party. Such consent shall not be unreasonably withheld.

(b)           For purposes of providing services to Members hereunder, Group may not add as PCPs any physician whose principal medical office is located outside the postal zip codes set forth as PCP Zip Codes in Exhibit A., without Blue Shield’s prior written consent, which consent may be granted or withheld by Blue Shield in its sole discretion. Such consent shall not be unreasonably withheld.

Section 14.9 Confidentiality/Trade Secret is amended in full to read as follows:

The compensation terms of this Agreement and all terms relating to compensation shall be confidential. Neither Blue Shield nor Group shall disclose such terms (other than to Government Officials) except with the prior written consent of the other party. However, nothing herein shall prohibit Group or Group Providers from disclosing to Members and others the method by which they are compensated (e.g., capitation, fee-for-service, etc.); it is the precise compensation amounts for which confidential treatment is required by this provision.

Section 14.10 Non-Solicitation is amended in full to read as follows:

During the term of this Agreement, and for eight (8) months thereafter, neither Group nor Group Providers shall solicit, induce, or encourage any Member to disenroll from Blue Shield or select another health care service plan for healthcare services. Notwithstanding the foregoing, Group and Group Providers shall be entitled to freely communicate with Members regarding any aspect of their health status or treatment.

BLUE SHIELD OF CALIFORNIA		PROFESSIONAL CARE IPA MEDICAL GROUP

By:	/s/ Lisa Farnan	By:	/s/Richard Shinto
	Lisa Farnan		Richard Shinto

Title:	Vice President, Provider Relations	Title:	Medical Director

Date:	2-25-03	Date:	2-19-03